UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 18, 2004

Date of Report (Date of Earliest Reported Event)

GENETRONICS BIOMEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11199 Sorrento Valley Road, San Diego California, 92121-1334

(Address of principal executive offices)

(858) 597-6006

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Item 5.  Other Events

On May 18, 2004, the Registrant issued a press release announcing that it had entered into an agreement with certain institutional and accredited investors to sell an aggregate of $10.9 million of its Series C Cumulative Convertible Preferred Stock.  The closing of the sale was subject to the approval of the American Stock Exchange and certain other conditions.  A copy of the press release is filed herewith as Exhibit 99.1.

On May 21, 2004, the Registrant issued a press release announcing that it had raised an aggregate of $10.9 million after completing the sale of its Series C Cumulative Convertible Preferred Stock to certain institutional and accredited investors.  The Series C Preferred Stock is convertible into the Registrant’s common stock at $1.70 per share.  Each investor received warrants to purchase shares of the Registrant’s common stock in an amount equal to 35% of the number of shares of common stock underlying the Series C Preferred Stock at a per share exercise price of $2.20.  A copy of the press release is filed herewith as Exhibit 99.2.

On May 24, 2004, the Registrant issued a press release announcing that it had entered into a collaboration and licensing agreement with Merck & Co., Inc. to develop and commercialize the Registrant’s MedPulser® DNA Delivery System., which will be used with Merck’s DNA vaccine programs.  Under the terms of the Agreement, Merck receives the right to use the Registrant’s proprietary technology initially for two specific antigens with an option to extend the agreement to additional antigens.  The Registrant will receive an upfront payment as well as milestone payments linked to the successful development of a product.  A copy of the press release is filed herewith as Exhibit 99.3.

Item 7.  Financial Statements and Exhibits.

(a) None.

(b) None.

(c) The following exhibits are attached hereto and incorporated herein by reference.

Exhibit No.	Exhibit Description
99.1	Press Release dated May 18, 2004 announcing execution of agreement for $10.9 million financing.

99.2	Press Release dated May 21, 2004 announcing completion of $10.9 million financing.

99.3	Press Release dated May 24, 2004 announcing development and collaboration agreement with Merck & Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENETRONICS BIOMEDICAL CORPORATION

DATED: May 27, 2004	By:	/s/ Peter Kies
Peter Kies
Chief Financial Officer